     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1999.

                                                      REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE               333 WESTERN AVENUE              04-3363001
(State of Incorporation)   SOUTH PORTLAND, MAINE 04106       (I.R.S. Employer
                              (Address of principal       Identification Number)
                           executive offices) (Zip Code)

                    FAIRCHILD NSC DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)

                              Daniel E. Boxer, Esq.
                   Fairchild Semiconductor International, Inc.
                         333 Western Avenue, M.S. 01-00
                           South Portland, Maine 04106
                     (Name and address of agent for service)
                                 (207) 775-8100
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Dechert Price & Rhoads
                            4000 Bell Atlantic Tower
                                1717 Arch Street
                        Philadelphia, Pennsylvania 19103
                      Attention: G. Daniel O'Donnell, Esq.

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
Title of securities to be      Amount to be          Proposed maximum offering    Proposed maximum aggregate       Amount of
registered                     registered               price per share (1)           offering price (1)        registration fee
----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par
value $.01 per share               346,933 shares           $18.84                      $6,536,217.72              $1,817.07

==================================================================================================================================

     (1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) and Rule 457(c) promulgated under the Securities Act of 1933 on the basis of $18.84 per share, the average of the high and low prices reported in the consolidated reporting system of the New York Stock Exchange for August 4, 1999.

                                     PART I.
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS.

      Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

      The following reoffer prospectus filed as part of this registration statement has been prepared in accordance with General Instruction C of Form S-8 and, pursuant thereto, may be used for reofferings and resales of the shares of Class A Common Stock registered hereby, which shares will be acquired by affiliates of the registrant pursuant to the Fairchild NSC Deferred Compensation Plan.

--------------------------------------------------------------------------------
                                                            REOFFER PROSPECTUS
                                                                AUGUST 6, 1999

                                 346,933 Shares

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                              Class A Common Stock


--------------------------------------------------------------------------------

     Some of our management employees are selling 346,933 shares of our Class A Common Stock, which they will receive as a payment pursuant to the Fairchild NSC Deferred Compensation Plan. We will not receive any proceeds from any sale of shares offered by this prospectus.



     The management employees are selling the shares covered by this prospectus, in part, to pay personal income taxes they will be required to pay as a result of the payment of shares pursuant to the plan.



      The shares offered by this prospectus could be sold in several ways, including in transactions on the New York Stock Exchange, or otherwise, at prevailing market prices at the time of sale, or in privately negotiated transactions at prices agreed upon by the parties.



      Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "FCS."



         INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK
                          FACTORS" STARTING ON PAGE 2.

                     --------------------------------------



      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     --------------------------------------



                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                               333 Western Avenue
                           South Portland, Maine 04106
                                 (207) 775-8100

                              TABLE OF CONTENTS

Risk Factors.....................................................      2

Fairchild Semiconductor..........................................     11

Use of Proceeds..................................................     11

Selling Stockholders.............................................     11

Plan of Distribution.............................................     13

Where You Can Find More Information --
Incorporation of Documents By Reference..........................     13

Special Note on Forward-Looking Statements.......................     14

Experts..........................................................     15


                                  RISK FACTORS

   You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our Class A Common Stock.


FOLLOWING OUR INITIAL PUBLIC OFFERING IN EARLY AUGUST 1999, WE WILL HAVE $715.4 MILLION OF TOTAL INDEBTEDNESS AND A DEBT TO EQUITY RATIO OF 4.0 TO 1.0, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND LIMIT OUR ABILITY TO GROW AND COMPETE.

   On a pro forma basis, after giving effect to our acquisition of the power device business from Samsung Electronics Co. Ltd. in April 1999, the financings in connection with that acquisition, the application of the proceeds of such financings, and the completion of our IPO expected on August 9, 1999 and the application of the proceeds from our IPO, as of May 30, 1999, we would have had total indebtedness of $715.4 million, stockholders' equity of $179.9 million and a ratio of debt to equity of 4.0 to 1.0. In addition, we and our subsidiaries may be able to incur substantial additional indebtedness in the future, which would increase our leverage.

   Our substantial indebtedness:

   - will require us to dedicate approximately $14.1 million of our cash flow to principal payments on our indebtedness during the next fiscal year and, on a pro forma basis after giving effect to the acquisition of the power device business, the financings in connection with the acquisition, the application of the proceeds of such financings, our IPO and the application of the proceeds from the IPO, would have required us to dedicate approximately $70.9 million of our cash flow to interest payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

   - increases our vulnerability to general adverse economic and industry conditions;

   - limits our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

   - restricts us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

   - places us at a competitive disadvantage compared to our competitors that have less debt.

   We may not be able to generate the necessary amount of cash to service our existing debt, which may require us to refinance our debt or default on our scheduled debt payments.

   On a pro forma basis after giving effect to the acquisition of the power device business, the financings in connection with the acquisition, the application of the proceeds of such financings, the IPO and the application of the proceeds from the IPO, our interest expense for Fiscal 1999 would have been $79.9 million. On a pro forma basis after giving effect to the acquisition of the power device business, the financings in connection with the acquisition, the application of the proceeds of such financings, our IPO and the application of the proceeds from the IPO, our fixed charges for Fiscal 1999 would have exceeded our earnings by $127.5 million. On a historical basis, our fixed charges for Fiscal 1999 would have exceeded our earnings by $119.2 million. Our historical financial results have been, and we expect our future financial results will be, subject to substantial fluctuations.

   We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our senior credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, because our senior credit facilities, which represented approximately 16.1% of our pro forma as adjusted indebtedness as of May 30, 1999, have variable interest rates, the cost of those borrowings will increase if market interest rates increase. If we are unable to service our indebtedness, we may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we would be able to refinance any of our indebtedness on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity.


OUR DEBT INSTRUMENTS RESTRICT OR PROHIBIT OUR ABILITY TO ENGAGE IN OR ENTER INTO BUSINESS, OPERATING AND FINANCING ARRANGEMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO TAKE ADVANTAGE OF POTENTIALLY PROFITABLE BUSINESS OPPORTUNITIES.

   The operating and financial restrictions and covenants in our debt instruments may limit our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. Our debt instruments impose significant operating and financial restrictions on us, affecting our ability to incur additional indebtedness or create liens on our assets, pay dividends, sell assets, engage in mergers or acquisitions, make investments or engage in other business activities, which could place us at a disadvantage relative to competitors not subject to such limitations. Failure to comply with any such restrictions could result in a default under the terms of our debt instruments. In the event of any such default, our debtholders could demand payment of all borrowings outstanding, including accrued interest and other fees. In addition, if we were unable to repay any borrowings under our senior credit facilities when due, the lenders could proceed against their collateral, which consists of substantially all of the assets of our company, Fairchild Semiconductor Corporation and its subsidiary guarantors. If the indebtedness under our debt instruments were to be accelerated, the value of our common stock would likely decrease significantly.


AS A HOLDING COMPANY, WE ARE TOTALLY DEPENDENT ON DIVIDENDS FROM OUR OPERATING SUBSIDIARIES TO MEET OUR DEBT OBLIGATIONS OR, SHOULD WE SO CHOOSE, PAY DIVIDENDS.

   We expect our subsidiaries to retain substantially all of their earnings to meet their own obligations. As a result, and because our subsidiary, Fairchild Semiconductor Corporation, is prohibited by terms in its debt instruments from making payments to us, we may have difficulty meeting our obligations, and it is therefore unlikely that we will be able to make dividend payments in the near future. We are a holding company with no business operations, and our only significant asset is the outstanding capital stock of our subsidiaries. As we intend to use substantially all the net proceeds from this offering to repay indebtedness, we will rely on payments from our subsidiaries to meet our future obligations. Absent such payments, we will not be able to pay cash dividends on our Class A Common Stock. We currently expect that the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including by Fairchild Semiconductor Corporation to service its debt obligations. Even if we decided to pay a dividend on or make a distribution in respect of our Class A Common Stock, we cannot assure you that our subsidiaries will generate sufficient cash flow to pay a dividend or distribute funds to us or that applicable state law and contractual restrictions, including restrictions in Fairchild Semiconductor Corporation's debt instruments, will permit such dividends or distributions.


DOWNTURNS IN THE HIGHLY CYCLICAL SEMICONDUCTOR INDUSTRY OR CHANGES IN END USER MARKET DEMANDS COULD REDUCE THE VALUE OF OUR BUSINESS.

   The semiconductor industry is highly cyclical and the value of our business may decline during the "down" portion of these cycles. During the latter half of Fiscal 1998 and most of Fiscal 1999, we, as well as many others in our industry, experienced significant declines in the pricing of our products as customers reduced demand forecasts and manufacturers reduced prices to keep capacity utilization high. We believe these trends were due primarily to the Asian financial crisis and excess personal computer inventories. We cannot assure you that the market for semiconductors will improve or that our markets will not experience additional, possibly more severe and prolonged, downturns in the future. In addition, we may experience significant changes in our profitability as a result of variations in sales, changes in product mix, price competition for orders and the costs associated with the introduction of new products. The markets for our products depend on continued demand for personal computer, industrial, telecommunications, consumer electronics and automotive goods, and these end user markets may experience changes in demand that will adversely affect our prospects.


NEW TECHNOLOGIES COULD RESULT IN THE DEVELOPMENT OF NEW PRODUCTS AND A DECREASE IN DEMAND FOR OUR PRODUCTS, AND WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS TO SATISFY CHANGES IN CONSUMER DEMANDS.

   Our failure to develop new technologies, or react to changes in existing technologies, could materially delay our development of new products, which could result in decreased revenues and a loss of market share to our competitors. Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our financial performance depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. For example, because we do not have a Flash Memory product, which is becoming a more significant product in the memory market, our revenues from the memory segment of our business have decreased. We cannot assure you that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technologies in our product markets could have a material adverse effect on our competitive position within the industry.

THE SEMICONDUCTOR BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD REDUCE THE VALUE OF AN INVESTMENT IN OUR COMPANY.


   The semiconductor industry, and the multi-market semiconductor product markets in particular, are highly competitive. Competition is based on price, product performance, quality, reliability and customer service. In addition, even in strong markets, price pressures may emerge as competitors attempt to gain a greater market share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus are better able to pursue acquisition candidates and can better withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future.



BECAUSE OUR POWER DEVICE BUSINESS PREVIOUSLY OPERATED AS A DIVISION OF SAMSUNG ELECTRONICS, THE COSTS OF OPERATING THIS BUSINESS AS AN INDEPENDENT ENTITY MAY BE SIGNIFICANTLY GREATER THAN INITIALLY ESTIMATED.


   We purchased the power device business from Samsung Electronics in April 1999. The operation of the power device business as an independent entity may result in our incurring operating costs and expenses significantly greater than we anticipated prior to the acquisition of the power device business. Prior to our purchase of it, the power device business was operated as a division of Samsung Electronics. During 1998, the power device business incurred costs for research and development, sales and marketing and general and administrative activities. These costs represent expenses incurred directly by the power device business and charges allocated to it by Samsung Electronics. The power device business now obtains many of these services on an arm's length basis. However, to provide these services for a transition period after the acquisition of the power device business, we entered into a Transitional Services Agreement with Samsung Electronics under which the power device business continues to obtain a number of these services. We cannot assure you that upon termination of the Transitional Services Agreement, we will be able to obtain similar services on comparable terms.

   We entered into a number of long-term supply and support contracts with Samsung Electronics in connection with the acquisition of the power device business, and any decrease in the purchase requirements of Samsung Electronics or the inability of Samsung Electronics to meet its contractual obligations could substantially reduce the financial performance of our Korean subsidiary.

   As a result of the acquisition of the power device business, we have numerous arrangements with Samsung Electronics, including arrangements relating to product sales, designation as a vendor to affiliated Samsung companies and other services. Any material adverse change in the purchase requirements of Samsung Electronics, in its ability to supply the agreed-upon services or in its ability to fulfill its other obligations could have a material adverse effect on our Korean subsidiary. Although historically the power device business generated significant revenues from the sale of products to affiliated Samsung companies, we cannot assure you that we will be able to sell any products to affiliated Samsung companies or that the designation of the power device business as a vendor to those affiliated Samsung companies will generate any revenues for our company. Furthermore, under the Korean Fair Trade Law, the Fair Trade Commission may issue an order requiring a change in the terms and conditions of the agreements between us and Samsung Electronics if it concludes that Samsung Electronics has provided us with undue support or discriminated against our competitors.

THE POWER DEVICE BUSINESS SUBJECTS OUR COMPANY TO RISKS INHERENT IN DOING BUSINESS IN KOREA, INCLUDING LABOR RISK, POLITICAL RISK AND CURRENCY RISK.

   As a result of the acquisition of the power device business, we have operations in South Korea and are subject to risks associated with doing business in that country.

   In addition to other risks disclosed relating to international operations, some businesses in South Korea are presently subject to labor unrest. Also, relations between South Korea and North Korea have been tense over most of South Korea's history. Recent events involving, among other things, North Korea's refusal to comply with the Nuclear Non-Proliferation Treaty and several naval confrontations, have caused the level of tension between the two countries to increase. We cannot assure you as to whether or when this situation will be resolved or change abruptly as a result of current or future events. An adverse change in economic or political conditions in South Korea or in its relations with North Korea could have a material adverse effect on our Korean subsidiary.

   The power device business' sales are denominated primarily in U.S. Dollars while a significant portion of its costs of goods sold and its operating expenses are denominated in South Korean Won. Although we have taken steps to fix the costs subject to currency fluctuations and to balance Dollar vs. Won costs, a significant decrease in the value of the U.S. Dollar relative to the Won could have a material adverse effect on our financial performance and results of operations.


A CHANGE IN FOREIGN TAX LAWS OR A DIFFERENCE IN THE CONSTRUCTION OF CURRENT FOREIGN TAX LAWS BY RELEVANT FOREIGN AUTHORITIES COULD RESULT IN OUR NOT RECOGNIZING THE BENEFITS WE ANTICIPATED IN CONNECTION WITH THE TRANSACTION STRUCTURE USED TO CONSUMMATE THE ACQUISITION OF THE POWER DEVICE BUSINESS.


   The transaction structure we utilized for the acquisition of the power device business is based on assumptions about the various tax laws, including withholding tax, and other relevant laws of foreign jurisdictions. In addition, Fairchild Korea Semiconductor Ltd., our South Korean subsidiary, has been granted a ten year tax holiday. The first seven years are tax-free, followed by three years of income taxes at 50% of the statutory rate. If our assumptions about tax and other relevant laws are incorrect, or if foreign taxing jurisdictions were to change or modify the relevant laws, or if Fairchild Korea Semiconductor Ltd. were to lose its tax holiday, we could suffer adverse tax and other financial consequences or lose the benefits anticipated from our transaction structure.



OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS NOT FACED BY DOMESTIC COMPETITORS.


   We cannot assure you that we will be successful in overcoming the risks related to or arising from operating in international markets. We maintain significant operations in Cebu, the Philippines, Penang, Malaysia and, through the power device business, in South Korea. The following are risks inherent in doing business on an international level:

   -  changes in import duties;

   -  trade restrictions;

   -  transportation delays;

   -  work stoppages;

   -  economic and political instability;

   -  foreign currency fluctuations; and

   - the laws, including tax laws, and policies of the United States and of the countries in which we manufacture our products.



PRODUCTION TIME AND THE OVERALL COST OF OUR PRODUCTS COULD INCREASE IF WE WERE TO LOSE ONE OF OUR PRIMARY SUPPLIERS OR IF A PRIMARY SUPPLIER INCREASED THE PRICES OF RAW MATERIALS.


   Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis, and our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. We purchase raw materials such as silicon wafers, lead frames, mold compound, ceramic packages and chemicals and gases from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. In addition, we subcontract a minority of our wafer fabrication and assembly and test operations to other manufacturers, including Torex, NS Electronics Ltd., Samsung Electronics and National Semiconductor. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors were disrupted or terminated.



DELAYS IN BEGINNING PRODUCTION AT NEW FACILITIES, IMPLEMENTING NEW PRODUCTION TECHNIQUES, OR IN CURING PROBLEMS ASSOCIATED WITH TECHNICAL EQUIPMENT MALFUNCTIONS ALL COULD ADVERSELY AFFECT OUR MANUFACTURING EFFICIENCIES.


   Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors. Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields.

   In addition, as is common in the semiconductor industry, we have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. As a consequence, we have suffered delays in product deliveries or reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

THE FAILURE OF NATIONAL SEMICONDUCTOR TO MAINTAIN ITS PURCHASE REQUIREMENTS OR MEET ITS CONTRACTUAL OBLIGATIONS COULD ADVERSELY AFFECT OUR CAPACITY UTILIZATION AND PROFITABILITY.


   We have several arrangements with National Semiconductor relating to the provision of our services and the sale of our products. Any material adverse change in the arrangements, such as National Semiconductor's ability to provide the agreed-upon services, its ability to fulfill its intellectual property indemnity obligations or its ability to fulfill its other obligations, could have a material adverse effect on us. In addition, any material adverse change in the purchase requirements of National Semiconductor under the foundry services agreement, or failure to continue making purchases after expiration of the agreement on June 11, 2000, could adversely affect our factory utilization and profitability.



BECAUSE A LIMITED NUMBER OF PERSONS, INCLUDING MEMBERS OF OUR MANAGEMENT TEAM, OWN A MAJORITY OF OUR SHARES AND THEREFORE CONTROL OUR COMPANY, DECISIONS MAY BE MADE BY THEM THAT MAY BE DETRIMENTAL TO YOUR INTERESTS.


   After the completion of our IPO in early August 1999, Sterling Holding Company, LLC and some of the key employees of our company owned 23,788,013 shares, or approximately 43.4%, of the outstanding Class A Common Stock, our only class of voting stock, and 28,396,000 shares of Class B Common Stock which are convertible into shares of Class A Common Stock on a one-to-one basis (based on stock ownership as of May 30, 1999). By virtue of such stock ownership, such persons have the power to direct our affairs and are able to determine the outcome of matters required to be submitted to stockholders for approval, including the election of a majority of our directors and amendment of our Certificate of Incorporation. We cannot assure you that such persons will not exercise their control over us in a manner detrimental to your interests.



BECAUSE MUCH OF OUR SUCCESS AND VALUE LIES IN OUR OWNERSHIP AND USE OF INTELLECTUAL PROPERTY, OUR FAILURE TO PROTECT THAT PROPERTY COULD ADVERSELY AFFECT OUR FUTURE GROWTH AND CONTINUED SUCCESS.


   Failure to protect our existing intellectual property rights may result in our losing valuable technologies or having to pay others for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law to protect such technologies. Some of our technologies are not covered by any patent or patent application, and we cannot assure you that:

   - any of the more than 250 U.S. patents owned by us or numerous other patents which third parties license to us will not be invalidated, circumvented, challenged or licensed to others; or

   - any of our pending or future patent applications will be issued within the scope of the claims sought by us, if at all.

   In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

   We also seek to protect our proprietary technologies, including technologies that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of such research. Certain of our technologies have been licensed on a non-exclusive basis from National Semiconductor which may license such technologies to others, including, commencing on March 11, 2002, our competitors. In addition, under a technology licensing and transfer agreement, National Semiconductor has limited royalty-free, worldwide license rights (without right to sublicense) to some of our technologies. If necessary or desirable, we may seek licenses under patents or intellectual property rights claimed by others. However, we cannot assure you that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for technologies we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technologies.



OUR FAILURE TO OBTAIN OR MAINTAIN THE RIGHT TO USE CERTAIN TECHNOLOGIES MAY NEGATIVELY AFFECT OUR FINANCIAL RESULTS.


   Our future success and competitive position depend in part upon our ability to obtain or maintain certain proprietary technologies used in our principal products, which is achieved in part by defending claims by our competitors of intellectual property infringement. While we are not currently engaged in any material intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed upon the intellectual property rights of others. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting sales of the challenged product or technologies and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, we may be required to:

   -  pay substantial damages;

   -  cease the manufacture, use, sale or importation of infringing products;

   - expend significant resources to develop or acquire non-infringing technologies;

   -  discontinue processes; or

   -  obtain licenses to the infringing technologies.

   We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available under reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources.



WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS, AND CONSEQUENCES OF THOSE ACQUISITIONS WHICH WE DO COMPLETE MAY ADVERSELY AFFECT US.


   We plan to continue to pursue additional acquisitions of related businesses. The expense incurred in consummating the future acquisition of related businesses, or our failure or inability to integrate such businesses successfully into our existing business, could result in our incurring unanticipated expenses and losses. We plan to continue to pursue additional acquisitions of related businesses in the future. We cannot assure you, however, that we will be able to identify or finance additional acquisitions or that, if consummated, we will realize any anticipated benefits from such acquisitions.

   Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. In addition, although Samsung Electronics assists us in integrating the operations of the power device business into our operations pursuant to the Transitional Services Agreement, we may encounter unforeseen obstacles or costs in such integration. Possible future acquisitions could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our financial condition and operating results.



MORE THAN 70% OF OUR TOTAL OUTSTANDING SHARES MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE; FUTURE SALES OF THOSE SHARES COULD DEPRESS THE MARKET PRICE OF THE CLASS A COMMON STOCK.


   Immediately after our IPO, the public market for the Class A Common Stock will include only the shares that are sold in the IPO, the shares that some of our employees are selling under this prospectus, shares which some of our senior managers may sell in connection with our deferred compensation plan and shares that other employees who have exercised stock options may sell. Some shares held by our existing stockholders are subject to "lock-up" agreements that prohibit existing stockholders from selling their shares of Class A Common Stock in the public market for 180 days after the completion of our IPO. When the 180-day "lock-up" period expires, or if the underwriters of our initial public offering consent, in their sole discretion, to an earlier sale, our existing stockholders will be able to sell their shares in the public market, subject to legal restrictions. If our existing stockholders sell a large number of shares, the market price of shares of Class A Common Stock could decline, as such sales may be viewed by the public as an indication of an upcoming or recently occurring shortfall in the financial performance of our company. Moreover, the perception in the public market that these stockholders might sell shares of Class A Common Stock could depress the market price of the Class A Common Stock. Furthermore, our existing stockholders have the right to require us to register their shares, which may facilitate their sale of shares in the public market.


BECAUSE YOU WILL PAY MORE FOR YOUR SHARES THAN SOME EXISTING STOCKHOLDERS, THE VALUE OF YOUR INVESTMENT IN OUR CLASS A COMMON STOCK WILL BE DILUTED.

   If you purchase shares of Class A Common Stock offered by this prospectus, you will probably pay more for your shares than the amount paid by existing stockholders or individuals or companies which acquired shares by exercising options granted before this offering. As a result, the value of your investment based on the value of our net tangible assets, as recorded on our books, will likely be less than the amount you pay for shares of Class A Common Stock offered by this prospectus.

                             FAIRCHILD SEMICONDUCTOR

      Fairchild Semiconductor International is the largest independent semiconductor company focused solely on multi-market products, based on fiscal 1999 revenues on a pro forma basis. We design, develop and market analog, discrete, logic and non-volatile memory semiconductors. For more detailed information, you should refer to

   -  our Annual Report on Form 10-K for our fiscal year ended May 31, 1998;

   - the prospectus filed with the SEC in connection with our IPO pursuant to Rule 424(b) under the Securities Act; and

   - other reports and information incorporated by reference into this prospectus or the registration statement that includes this prospectus.

For information on how we can "incorporate by reference" other filings we have made or will make with the SEC, and how we can disclose important information to you in such manner, see "Where You Can Find More Information -- Incorporation of Documents by Reference."

      Our principal executive offices are located at 333 Western Avenue, South Portland, Maine 04106 and our telephone number is (207) 775-8100.



                                 USE OF PROCEEDS

      All shares of Class A Common Stock sold pursuant to this prospectus will be sold by some of our management employees, whom we refer to as "selling stockholders," for their own accounts.

      We will not receive any of the proceeds from sales covered by this prospectus.



                             SELLING STOCKHOLDERS

   The selling stockholders may sell from time to time any of the shares of Class A Common Stock covered by this prospectus. Therefore, we cannot estimate the number of shares that may be offered for sale under this prospectus at any given time.

   The table below sets forth the following information, assuming sale by the selling stockholders of all shares of Class A Common Stock paid to them pursuant to the deferred compensation plan: (1) the name of the selling stockholder and the nature of positions held by the selling stockholder within the past three years with our company; (2) the total number of shares of Class A Common Stock owned by the selling stockholder immediately following the payment of shares pursuant to the plan; (3) the number of shares of Class A Common Stock offered by this prospectus for the account of that selling stockholder as of the date of the payment of the shares pursuant to the plan; (4) the number of shares of Class A Common Stock to be owned by the selling stockholder after the offering covered by this prospectus; and (5) the percentage of all outstanding shares of Class A Common Stock owned by the selling stockholder after the offering covered by this prospectus.

-------------------------------------------------------------------------------------------------------------------
                                                     SHARES HELD BEFORE      SHARES            SHARES HELD
               NAME AND POSITION OF                      OFFERING           OFFERED           AFTER OFFERING
               SELLING STOCKHOLDER                                                       --------------------------
                                                                                                         % OF
                                                                                            NUMBER       CLASS
-------------------------------------------------------------------------------------------------------------------
Kirk P. Pond
Chairman, President & Chief Executive Officer           1,495,264          123,264       1,372,000        2.3%
-------------------------------------------------------------------------------------------------------------------
Joseph R. Martin
Executive Vice President and                            1,240,248           61,632       1,178,616        2.0%
Chief Financial Officer
-------------------------------------------------------------------------------------------------------------------
Darrell Mayeux
Senior Vice President,                                    693,346           25,138         668,208        1.1%
Worldwide Sales and Marketing
-------------------------------------------------------------------------------------------------------------------
Jerry M. Baker
Executive Vice President and General Manager,             673,346           25,138         648,208        1.1%
Discrete Power and Signal Technologies Group
-------------------------------------------------------------------------------------------------------------------
W. Wayne Carlson
Executive Vice President and General Manager,             537,346           25,138         512,208           *
Logic Products Group
-------------------------------------------------------------------------------------------------------------------
Dennis Hawkins
Vice President, Operations, Analog and Non-Volatile
Memory Products Group                                     452,481           16,961         435,520           *
-------------------------------------------------------------------------------------------------------------------
Ernest D'Escoubet
Vice President, Operations                                218,481           16,961         201,520           *
-------------------------------------------------------------------------------------------------------------------
Steven Hamilton
Vice President, Marketing                                  16,961           16,961               0           *
-------------------------------------------------------------------------------------------------------------------
Eric Kuo
Vice President & Managing Director of
Sales & Marketing, Asia Pacific                           310,225           11,585         298,640           *
-------------------------------------------------------------------------------------------------------------------
Laurenz Schmidt
Vice President, Discrete Division                         334,885           11,585         323,300           *
-------------------------------------------------------------------------------------------------------------------
John Marcus
(no longer employed by company)
formerly Manager in Logic Group                           168,049            6,285         161,764           *
-------------------------------------------------------------------------------------------------------------------
Todd Smith
Director, Human Resources                                 168,049            6,285         161,764           *
-------------------------------------------------------------------------------------------------------------------


      * Less than 1%.

                              PLAN OF DISTRIBUTION

   The Class A Common Stock offered by this prospectus may be sold from time to time in one or more transactions through any of several methods, including in transactions on the New York Stock Exchange, in ordinary brokerage transactions or block transactions, in negotiated transactions, through underwriters or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares through a broker or brokers or underwriters, who may act as principal or agent or both agent and principal, and such brokers or underwriters may receive compensation from the selling stockholders not to exceed that which is customary for the particular transactions. The selling stockholders have agreed that open market sales of shares covered by this prospectus will be effectuated through broker-dealers affiliated with Credit Suisse First Boston Corporation.

   Any shares of Class A Common Stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under that rule rather than pursuant to this prospectus. We cannot be sure that any of the selling stockholders will sell any or all of the shares of Class A Common Stock offered by them under this prospectus. We will not receive any proceeds from any sale of the shares of Class A Common Stock covered by this prospectus.



                     WHERE YOU CAN FIND MORE INFORMATION --
                     INCORPORATION OF DOCUMENTS BY REFERENCE

   Under the Securities Exchange Act of 1934, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 800-SEC-0330 for further information about the public reference room. SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

   We have filed a registration statement on Form S-8 with the SEC to register the shares offered by this prospectus. This prospectus is part of the registration statement but, as permitted by SEC rules, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

   The SEC allows us to "incorporate by reference" the information that we file with the SEC. This means we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC. Information that is filed with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus.

   The documents listed below are incorporated by reference in this prospectus. They contain important information about Fairchild International and its financial condition.

      - Our Annual Report on Form 10-K for the fiscal year ended May 31, 1998 (SEC File No. 333-26897-01), filed August 27, 1998, as amended.

      - All reports we have filed with the SEC since May 31, 1998 under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934.

      - All reports which we will file after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of shares covered by this prospectus.

      - The description of our Class A Common Stock contained in our registration statement on Form 8-A (SEC File No. 001-15181), filed July 26, 1999, which incorporates by reference the section entitled "Description of Capital Stock" in our registration statement on Form S-1 (SEC File No. 333-78557), filed May 14, 1999, as amended, and including any amendment or report filed for the purpose of updating such description.

      - In addition, the prospectus we filed on August 4, 1999 pursuant to Rule 424(b) under the Securities Act of 1933, in connection with our initial public offering of Class A Common Stock, is incorporated by reference into the registration statement that includes this prospectus.

   You may request a copy of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference, at no cost, by writing or telephoning us at:


                              Fairchild Semiconductor International, Inc.
                              333 Western Avenue, Mail Stop 01-00
                              South Portland, ME 04106
                              (207) 775-8100
                              Attention: General Counsel



   When you are deciding whether to purchase the shares being offered by this prospectus, you should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell shares of common stock in any state where such an offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.




                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

   The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of results of operations or financial condition, and include other "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933, as amended. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus. Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following:

      -  "will likely result"

      -  "are expected to"

      -  "will continue"

      -  "is anticipated"

      -  "estimate"

      -  "intends"

      -  "plans"

      -  "projection"

      -  "outlook"

   You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Factors discussed in the following documents describe various uncertainties, estimates, assumptions and risks which may cause actual results or outcomes to differ materially from those expressed in forward-looking statements. You should read and interpret any forward-looking statements together with these documents.

         - The documents incorporated by reference in this prospectus or the registration statement which contains this prospectus under the captions "Risk Factors." "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         - The risk factors described in this prospectus under the caption "Risk Factors."

         -  Our other SEC filings.

   Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.



                                     EXPERTS

   The consolidated financial statements and schedules of Fairchild Semiconductor International, Inc. as of May 31, 1998 and May 30, 1999, and for each of the years in the three-year period ended May 30, 1999, are incorporated by reference in this registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference in this registration statement, and upon the authority of said firm as experts in accounting and auditing.

   The report of KPMG LLP covering the May 30, 1999 consolidated financial statements of Fairchild Semiconductor International, Inc. contains an explanatory paragraph that states that we changed our method of accounting for business process reengineering costs in 1998 to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."

   The audited financial statements of the power device business incorporated by reference in this registration statement have been audited by Samil Accounting Corporation, independent certified public accountants, whose report thereon is incorporated by reference in this registration statement. Such financial statements have been so incorporated in reliance upon the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Raytheon Semiconductor, Inc. as of December 31, 1997 and for the year then ended, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this registration statement, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements and schedules of Fairchild Semiconductor International, Inc. and subsidiaries appearing in its Annual Report on Form 10-K for the fiscal year ended May 31, 1998 are incorporated by reference herein and in this registration statement in reliance upon the reports of KPMG

LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.


ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents, which we have filed with the SEC, are incorporated by reference into this registration statement:

      (a) The prospectus we filed August 4, 1999, pursuant to Rule 424(b) under the Securities Act of 1933, in connection with our initial public offering of Class A Common Stock, which we registered on a registration statement on Form S-1 (SEC File No. 333-78557), filed May 14, 1999, as amended;

      (b) All reports we have filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since May 30, 1999; and

      (c) The description of our Class A Common Stock contained in our registration statement on Form 8-A (SEC File No. 001-15181), filed July 26, 1999, which incorporates by reference the section entitled "Description of Capital Stock" in the prospectus contained in our registration statement on Form S-1 (SEC File No. 333-78557), filed May 14, 1999, as amended, and including any amendment or report filed for the purpose of updating such description.

      In addition, all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing with the SEC of a post-effective amendment to this registration statement that (1) indicates that all shares of Class A Common Stock registered on this registration statement have been sold or (2) effects the deregistration of the balance of such shares then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part of this registration statement from the date of filing of such documents.



ITEM 4.     DESCRIPTION OF SECURITIES.

            Not applicable.



ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Not applicable.



ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

   In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

   Section 145 also provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   Furthermore, Section 145 provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   Our Bylaws provide for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that such person is or was a director or officer of our company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of our company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of our company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of our company or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of our company, except to the extent that such indemnification is prohibited by applicable law. Our Bylaws also provide that such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or under any bylaw, agreement, vote of stockholders or otherwise.

   Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation contains a provision so limiting the personal liability of our directors.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

            Not applicable.



ITEM 8.     EXHIBITS.

Exhibit
Number            Description
------            -----------
4           The relevant portions of our Restated Certificate of Incorporation defining the rights of holders of Class A Common Stock (incorporated by reference to Exhibit 3.05 of amendment No. 3 to our registration statement on Form S-1 (File No. 333-78557), filed July 9, 1999).

5           Not applicable.

15          Not applicable.

23.1        Consent of KPMG LLP.

23.2        Consent of KPMG LLP.

23.3        Consent of Samil Accounting Corporation.

24          Power of Attorney (included on signature page).


ITEM 9.     UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


            [The remainder of this page is left blank intentionally.]

                                   SIGNATURES

      The registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on August 6, 1999.

                              FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                              By: /s/ Daniel E. Boxer
                                  -------------------------------------
                                  Daniel E. Boxer
                                  Executive Vice President and
                                  General Counsel


                                POWER OF ATTORNEY

      KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel E. Boxer and Matthew W. Towse, each and individually, his attorneys-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                           Title                                      Date
         ---------                                           -----                                      ----
                                                Chairman, President and
/s/ Kirk P. Pond                                Chief Executive Officer, and Director               August 6, 1999
--------------------------------------          (principal executive officer)
Kirk P. Pond


                                                Executive Vice President and Chief
/s/ Joseph R. Martin                            Financial Officer, and Director                     August 6, 1999
--------------------------------------          (principal financial officer)
Joseph R. Martin



                                                                                                    August 6, 1999
/s/ David A. Henry                              Vice President, Controller
--------------------------------------          (principal accounting officer)
David A. Henry

                                                                                                    August 6, 1999
/s/ Brian L. Halla                                       Director
--------------------------------------
Brian L. Halla

                                                                                                    August 6, 1999
/s/ William N. Stout                                     Director
--------------------------------------
William N. Stout

                                                                                                    August 6, 1999
/s/ Richard M. Cashin, Jr.                               Director
--------------------------------------
Richard M. Cashin, Jr.

                                                                                                    August 6, 1999
/s/ Paul C. Schorr IV                                    Director
--------------------------------------
Paul C. Schorr IV

                                                                                                    August 6, 1999
/s/ Ronald W. Shelly                                     Director
--------------------------------------
Ronald W. Shelly